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                                                                    Exhibit 10.1


                 THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT
                          ---------------------------

     THIS THIRD AMENDMENT TO FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Third Amendment") is made as of June 12, 2001, by and among FLEET CAPITAL CORPORATION, a Rhode Island corporation (the "Lender"), and D&K HEALTHCARE RESOURCES, INC. ("D & K"), JARON, INC. ("Jaron") and JEWETT DRUG CO., a South Dakota corporation ("Jewett") (D & K, Jaron and Jewett are sometimes hereinafter referred to individually as "Borrower" and collectively as "Borrowers").

                             Preliminary Statements
                             ----------------------

     A. Lender, and Borrowers are parties to that certain Fifth Amended and Restated Loan and Security Agreement dated as of September 30, 2000, as amended by that certain First Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of March 7, 2001, and as amended by that certain Second Amendment to Fifth Amended and Restated Loan and Security Agreement, dated as of May 12, 2001 (as amended, and as hereafter amended, restated or renewed from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Loan Agreement.

     B. Borrowers and Lender have agreed to restructure and amend the Loans and the Loan Agreement as set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Amendment to Loan Agreement. The Loan Agreement and the Appendix to the Loan Agreement are hereby amended as follows:

          (a) Total Credit Facility. The reference to $130,000,000 on the cover page of the Loan Agreement and in the unnumbered paragraph following
     Section 1 are each hereby deleted and "$150,000,000 is inserted therefor.

          (b) Term of Agreement. Section 4.1 [relating to Term of Agreement] is deleted in its entirety and replace with the following:

               "4.1 Term of Agreement. Subject to Lender's right to cease making Loans to Borrowers upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period from September 30, 2000, through and including August 7, 2005 (as extended, the "Original Term")."

          (c) Returns of Inventory. Section 6.2.2 [relating to Returns of Inventory] is deleted in its entirety and replaced with the following:

               "6.2.2. Returns of Inventory. If at any time or times hereafter any Account Debtor returns to Borrowers any Inventory the shipment of which generated an Account on which such Account Debtor is obligated in excess of

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     $500,000, Borrowers shall immediately notify Lender of the same, specifying the reason for such return and the location, condition and intended disposition of the returned Inventory."

          (d) Mergers; Consolidations; Acquisitions. Section 8.2.1 [relating to Mergers; Consolidations; Acquisitions] is deleted in its entirety and replaced with the following:

               "8.2.1 Mergers; Consolidations; Acquisitions. Except as otherwise provided in this Section 8.2.1, merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person; provided that the consolidation of PBI with D&K shall not constitute a violation of this covenant so long as such consolidation does not involve a merger and so long as D&K does not become directly or indirectly liable for any Indebtedness of PBI. Notwithstanding the foregoing, D & K, may acquire all or substantially all of the assets or capital stock or ownership interest of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

                    (i) Lender shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

                    (ii) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of a wholesale drug or related service industry;

                    (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

                    (iv) no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) Loans made hereunder and (B) ordinary course trade payables and accrued expenses;

                    (v) the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness and liabilities incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target) shall not exceed $15,000,000 in the aggregate in any fiscal year of Borrowers;

                    (vi) the Target shall, for the trailing twelve-month period preceding the date of the Permitted Acquisition have net earnings

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          before interest expense, taxes, and allowances for depreciation and amortization, all as determined in accordance with GAAP, of greater than zero;

                    (vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Liens);

                    (viii) at or prior to the closing of any Permitted Acquisition, Lender will be granted a first priority perfected Lien (subject to Permitted Liens) in all assets acquired pursuant thereto or in the assets and capital stock of the Target, and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Lender in connection therewith, and if the Permitted Acquisition involves the acquisition of stock or other ownership interest of the Target, all documents, instruments and agreements necessary or desirable to cause Target to be a Borrower hereunder, including without limitation, amendments to this Agreement, stock pledge agreements, and stock powers;

                    (ix) not less than ten (10) Business Days prior to any such Permitted Acquisition, Borrowers shall have delivered to Lender, in form and substance satisfactory to Lender:

                    (A) a pro forma consolidated balance sheet of Borrowers and their Subsidiaries (including the Target) (the "Acquisition Pro Forma"), based on the most recently delivered monthly financial statements (pursuant to Section 8.1.3(ii)) and taking into account such Permitted Acquisition and the funding of all Loans in connection therewith;

                    (B) updated versions of the most recently delivered Projections covering the current fiscal year and the subsequent fiscal year of Borrowers, commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the requirements of Section 8.1.3(iii) (the "Acquisition Projections") and based upon historical financial data of Borrowers and Target for the current fiscal year, taking into account such Permitted Acquisition; and

                    (C) a certificate from the chief financial officer of each Borrower to the effect that: (v) all of the requirements set forth herein with respect to such Permitted Acquisition have been satisfied; (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against other Borrowers and each other Subsidiary of each Borrower) will be Solvent upon the consummation of the Permitted Acquisition;
               (x) the Acquisition Pro Forma fairly presents the financial condition of Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition

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               Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and show that Borrowers shall continue to be in compliance with the financial covenants set forth in Section 8.3 thereafter; and (z) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Lender;

                    (x) on or prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance satisfactory to Lender, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Lender;

                    (xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

                    (xii) immediately following such Permitted Acquisition, Borrowers shall have Availability of not less than $20,000,000.

     Notwithstanding the foregoing, the Inventory of the Target shall not be included in Eligible Inventory without (i) the completion of an audit of such Inventory by Lender (Lender agrees to use its reasonable best efforts to complete its audit of such Inventory prior to the date of closing with respect to any such Permitted Acquisition), and (ii) the prior written consent of Lender."

          (e) Loans. Section 8.2.2 [relating to Loans] is deleted in its entirety and replaced with the following:

               "8.2.2 Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money (other than pursuant to the Securitization Documents, and other than for salary, travel advances, advances against commissions and other similar advances in the ordinary course of business) to any Person in excess of $500,000, and with an aggregate of not more than $1,500,000 outstanding at any time."

          (f) Distribution. Section 8.2.7 [relating to Distributions] is deleted in its entirety and replaced with the following:

               "8.2.7 Distributions. Declare or make, or permit any Subsidiary of Borrower to declare of make, and Distributions, except for (a) dividends of Jaron to D&K, provided that not less than 5 business days prior to the payment of such dividend, D&K shall give Lender written notice describing the amount of such dividend, and (b)

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     dividends of D&K, subject to the further compliance with the financial covenants set forth in this Loan Agreement after giving effect to such dividend."

          (g) Capital Expenditures. Section 8.2.8 [relating to Capital Expenditures] is deleted in its entirety.

          (h) Restricted Investment. Section 8.2.12 [relating to Restricted Investment] is deleted in its entirety and replaced with the following:

               "8.2.12 Restricted Investment. Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investments in excess of $5,000,000 in the aggregate."

          (i) Leases. Section 8.2.13 [relating to Leases] is deleted in its entirety and replaced with the following:

               "8.2.13 Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which a Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed $5,000,000. The term "Rentals" means, as of the date of determination, all payments, which the lessee is required to make by the terms of any lease."

          (j) Current Ratio. Section 8.3(A) [relating to Current Ratio] is deleted in its entirety.

          (k) Interest Coverage Ratio. Section 8.3(B) [relating to Interest Coverage Ratio] is deleted in its entirety and replaced with the following:

               "(B) Interest Coverage Ratio. Maintain at all times [at the end of each month during each respective period specified below on a trailing twelve (12) month basis,] a ratio of Net Cash Flow to Interest Expense of not less than 1.75 to 1.00."

          (l) Book Net Worth. Section 8.3(C) [relating to Book Net Worth] is deleted in its entirety.

          (m) Cash Flow to Fixed Charges. Section 8.3(D) [relating to Cash Flow to Fixed Charges] is deleted in its entirety and replaced with the following:

               "(D) Cash Flow to Fixed Charges. Commencing with the fiscal quarter ending June 30, 2001, maintain for each fiscal quarter of Borrowers a ratio of Cash Flow to Fixed Charges of not less than 1.15 to 1.00, measured as of the end of each fiscal quarter for the immediately preceding twelve month period."

          (n) Inventory Turnover Test. Section 8.3(E) [relating to Inventory Turnover] is deleted in its entirety.

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          (o)  Applicable Margin.  The definition of "Applicable Margin" in
     Annex A is deleted and replaced with the following:

          "Applicable Margin -- For the period before delivery of Borrowers' financial statements for the twelve-month period ending June 30, 2001, the Applicable Margin with respect to the Base Rate shall be 0.75%, and the Applicable Margin with respect to the LIBO Rate shall be 2.00%. For any period or date beginning with the delivery of the Borrowers' financial statements for the twelve-month period ending June 30, 2001 and thereafter, the Applicable Margin with respect to the Base Rate and the LIBO Rate, as applicable, shall be as set forth in the chart below corresponding to the Interest Coverage Ratio for the immediately preceding 12 month period as of the last day of each calendar quarter, as reflected by the most recently delivered financial statements for the period ending on such date, of Borrowers and their Subsidiaries pursuant to Section 8.1.3(i) (for the twelve month periods ending on June 30 of each year) and pursuant to
     Section 8.1.3(ii) (for the twelve month periods ending on each of September 30, December 31 and March 31 of each year). The Applicable Margin shall be effective from and after the date of delivery of such financial statements:

--------------------------------------------------------------------------------
  Interest Coverage Ratio
    for preceding twelve       Applicable Margin      Applicable Margin
       month period                Base Rate              LIBO Rate
================================================================================
     From 1.75 to 1.0                1.00%                  2.25%
      To 2.00 to 1.0
--------------------------------------------------------------------------------
     From 2.01 to 1.0                0.75%                  2.00%
      To 2.50 to 1.0
--------------------------------------------------------------------------------
     From 2.51 to 1.0                0.50%                  1.75%
      To 3.00 to 1.0
--------------------------------------------------------------------------------
(Greater than) 3.01 to 1.0           0.25%                  1.50%
--------------------------------------------------------------------------------

          In calculating the Interest Coverage Ratio, Lender will calculate numbers to thousandths, and amounts of .005 or greater will be rounded up to the next hundredth. For example (and not by way of limitation) 2.445 shall be rounded to 2.45.

          Notwithstanding anything herein to the contrary, if D & K issues any stock or otherwise raises new equity in any single transaction or series of transactions from and after the date of the Third Amendment, in an aggregate amount of $30,000,000 or more, the Applicable Margin which would otherwise be in effect from time to time, shall be reduced by 0.25% for the period beginning on the date D & K submits evidence of the infusion of such new equity capital, and ending six months after such date."

          (p) Fee Letter. The definition of "Fee Letter" in Annex A is deleted and replaced with the following:

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               "Fee Letter -- that certain fee letter from Borrowers to Lender dated on or about the date of the Third Amendment."

          (q) Net Cash Flow. The definition of "Net Cash Flow" in Annex A is deleted and replaced with the following:

          "Net Cash Flow -- For any period means Consolidated Adjusted Net Earnings from Operations during such period, plus amounts deducted in the computation thereof for depreciation, amortization and taxes, plus Interest Expense for such period."

          (r) Permitted Purchase Money Indebtedness. The definition of "Permitted Purchase Money Indebtedness" in Annex A is deleted and replaced with the following:

          "Permitted Purchase Money Indebtedness -- Purchase Money Indebtedness of a Borrower incurred after the date hereof which is secured by a Purchase Money Lien and which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of all Borrowers at the time outstanding, does not exceed $5,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases shall be computed as a Capitalized Lease Obligation."

          (s) Total Credit Facility. The definition of "Total Credit Facility" in Annex A is deleted and replaced with the following:

          "Total Credit Facility -- $150,000,000."

     2. Conditions Precedent to Effectiveness of Agreement. This Third Amendment shall not be effective unless and until each of the following conditions shall have been satisfied in Lender's sole discretion:

          (a) Sale of Participations. Lender shall have sold, pursuant to a participation agreement in form and content satisfactory to Lender, an additional participation interest in the Loans equal to, or in excess of, $22,500,000.

          (b) Opinion of Counsel. Lender shall have received an opinion of counsel to Borrowers, in form and substance satisfactory to Lender, pursuant to which Borrowers' counsel shall opine as to, among other things,
     (i) the good standing of Borrowers, (ii) Borrowers' authorizations of this Third Amendment, (iii) the execution and delivery of this Third Amendment, and (iv) the enforceability of the Loan Agreement as amended by this Third Amendment against the Borrower.

          (c) Resolutions of the Board. Lender shall have received a resolution from each of the board of directors of each Borrower authorizing the execution and delivery of this Third Amendment.

          (d) Officer's Certificate. Borrowers shall have delivered to Lender an Officer's Certificate in form and content acceptable to Lender, pursuant to which the chief executive

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     officer of each Borrower shall have certified certain documents, instruments, agreements and resolutions to Lender.

          (e) Fee Letter. Lender shall have received the Fee Letter executed by Borrowers and all fees and expenses which are payable thereunder and under the Loan Agreement.

          (f) Amended and Restated Participation Agreement. Lender shall have received a Second Amended and Restated Participation Agreement, fully executed and delivered, in form and content acceptable to Lender, between and among, Lender, National Bank of Canada, Firstar Bank, N.A., Bank One, Kentucky, N.A., LaSalle Business Credit, Inc., and PNC Business Credit, Inc.

          (g) Amended and Restated Receivables Purchase Agreement. Lender shall have received an Amended and Restated Receivables Purchase Agreement, fully executed and delivered, between and among D&K, D&K Receivables Corporation, Blue Keel Funding, LLC, Market Street Funding Corporation, PNC and Fleet National Bank, along with evidence that each of the conditions precedent to the initial Purchase (as defined therein) has been satisfied or waived in accordance with the terms thereof.

     3. Representations and Warranties. Borrowers hereby represent and warrant to Lender as follows:

          (a) Recitals. The Recitals in this Third Amendment are true and correct in all respects.

          (b) Incorporation of Representations. All representations and warranties of Borrowers in the Loan Agreement are incorporated herein in full by this reference and are true and correct as of the date hereof.

          (c) Corporate Power; Authorization. Borrowers have the corporate power, and have been duly authorized by all requisite corporate action, to execute and deliver this Third Amendment and to perform the obligations hereunder and thereunder. This Third Amendment has been duly executed and delivered by Borrowers.

          (d) Enforceability. This Third Amendment is the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms.

          (e) No Violation. Borrowers' execution, delivery and performance of this Third Amendment does not and will not (i) violate any law, rule, regulation or court order to which Borrowers are subject; (ii) conflict with or result in a breach of any Borrower's Articles of Incorporation or Bylaws or any agreement or instrument to which either Borrower is party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrowers, whether now owned or hereafter acquired, other than liens in favor of Lender.

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          (f)  Obligations Absolute.  The obligation of Borrowers to repay the
     Loans, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever.

     4. No Claims. Borrowers acknowledge that there are no existing claims, defenses (personal or otherwise) or rights of set-off or recoupment whatsoever with respect to any of the Loan Documents. Borrowers agree that this Third Amendment in no way acts as a release or relinquishment of any Liens in favor of the Lender securing payment of the Obligations.

     5. Miscellaneous. Except as expressly set forth herein, there are no agreements or understandings, written or oral, between any Borrower and Lender relating to the Loan Agreement and the other Loan Documents that are not fully and completely set forth herein or therein. Except to the extent specifically waived or amended herein or in any of the documents, instruments, or agreements delivered in connection herewith, all terms and provisions of the Loan Agreement and the other Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect in accordance with the respective terms thereof. This Agreement may be executed in one or more counterparts, and by different parties on different counterparts. All such counterparts shall be deemed to be original documents and together shall constitute one and the same agreement. A signature of a party delivered by facsimile or other electronic transmission shall be deemed to be an original signature of such party.

     IN WITNESS WHEREOF, this Third Amendment has been executed and delivered by the duly authorized representatives of the parties as of the date first above written.

                              FLEET CAPITAL CORPORATION

                              By: /s/ Edward M. Bartkowski
                                  -------------------------------------------
                                  Edward M. Bartkowski, Senior Vice President


                              D & K HEALTHCARE RESOURCES, INC.

                              By: /s/ Thomas S. Hilton
                                  -------------------------------------------
                                  Name & Title: Thomas S. Hilton, Senior VP


                              JARON, INC.

                              By: /s/ Thomas S. Hilton
                                  -------------------------------------------
                                  Name & Title: Thomas S. Hilton, VP


                              JEWETT DRUG CO.

                              By: /s/ Thomas S. Hilton
                                  -------------------------------------------
                                  Name & Title: Thomas S. Hilton, VP

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